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                                                                    EXHIBIT 23.7

                   VAVRINEK, TRINE, DAY & CO., LLP LETTERHEAD

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent, as successor accountants of Dayton & Associates (said firm being merged with and into Vavrinek, Trine, Day & Co., LLP on September 1,
1996) to the incorporation by reference of their Independent Auditor's Report dated February 29, 1996 regarding the consolidated balance sheets of Monarch Bancorp and Subsidiaries as of December 31, 1995 and December 31, 1994, and the related statements of operations, changes in capital, and cash flows for each of the two years in the period ended December 31, 1995, in the Form 10-K of Western Bancorp filed with the Securities and Exchange Commission, which is to be incorporated by reference in the Form S-4 and the reference to our firm as experts.

/s/ Vavrinek, Trine, Day & Co., LLP
VAVRINEK, TRINE, DAY & CO., LLP
Laguna Hills, CA
September 29, 1998